                                                                      EXHIBIT 99

(BW) (BANK-OF-AMERICA) (BAC) BANKAMERICA SHAREHOLDERS APPROVE MERGER WITH NATIONSBANK

Business and Banking Editors

     SAN FRANCISCO - (BUSINESS WIRE) - Sept. 24, 1998 - Shareholders of BankAmerica Corporation today approved the proposed merger with NationsBank Corporation. Approximately 97 percent of the BankAmerica shares voted were voted "for" the merger.

     NationsBank shareholders also approved the merger during a special meeting of shareholders held simultaneously today in Charlotte, N.C.

     "I am very pleased that the shareholders of BankAmerica Corporation overwhelmingly approved this merger," said David A. Coulter, chairman and chief executive officer of BankAmerica Corporation. "BankAmerica and NationsBank will be positioned more strongly as a combined company than either of us are separately. This is even more true in today's volatile market," said Coulter. "What are strong, separate franchises will be an even stronger, more diversified company."

     Coulter will be president of the new company.

     With the approvals given today by shareholders of both companies, the merger is expected to be completed Sept. 30, 1998, with the first day of operations for the new company occurring Oct. 1, 1998.

     CONTACT: BankAmerica Corporation, San Francisco
              Jeff Hershberger, 415/622-0870
              Harvey Radin, 415/622-6320
              John Keane, 415/622-2773

KEYWORD: CALIFORNIA NORTH CAROLINA
INDUSTRY KEYWORD: BANKING MERGERS/ACQ